Exhibit 99.1

Morgan Stanley First Quarter 2021 Earnings Results

Morgan Stanley Reports Net Revenues of $15.7 Billion, EPS of $2.19 and ROTCE of 21.1%

NEW YORK, April 16, 2021 – Morgan Stanley (NYSE: MS) today reported net revenues of $15.7 billion for the first quarter ended March 31, 2021 compared with $9.8 billion a year ago.  Net income applicable to Morgan Stanley was $4.1 billion, or $2.19 per diluted share,1 compared with net income of $1.7 billion, or $1.01 per diluted share,1 for the same period a year ago. The comparisons of current year results to prior periods were impacted by the acquisitions of Eaton Vance Corp. (“Eaton Vance”) completed on March 1, 2021, reported in the Investment Management segment and E*TRADE Financial Corporation (“E*TRADE”) completed in the fourth quarter of 2020, reported in the Wealth Management segment.

James P. Gorman, Chairman and Chief Executive Officer, said, “The Firm delivered record results. The integrated Investment Bank continues to thrive. We closed the acquisition of Eaton Vance which takes Investment Management to over $1.4 trillion of assets. Wealth Management brought in record flows of $105 billion. The Firm is very well positioned for growth in the years ahead.”

Financial Summary[2,3,4]
Firm ($ millions, except per share data)	1Q 2021	1Q 2020

Net revenues	$15,719	$9,779
Provision for credit losses	$(98)	$407
Compensation expense	$6,798	$4,283
Non-compensation expenses	$3,675	$2,943
Pre-tax income[10]	$5,344	$2,146
Net income app. to MS	$4,120	$1,698
Expense efficiency ratio[8]	67%	74%
Earnings per diluted share	$2.19	$1.01
Book value per share	$52.71	$49.09
Tangible book value per share	$38.97	$43.28
Return on equity	16.9%	8.5%
Return on tangible equity[6]	21.1%	9.7%
Institutional Securities
Net revenues	$8,577	$5,178
Investment Banking	$2,613	$1,144
Equity	$2,875	$2,449
Fixed Income	$2,966	$2,062
Wealth Management
Net revenues	$5,959	$4,056
Fee-based client assets ($ billions)[11]	$1,574	$1,134
Fee-based asset flows ($ billions)[12]	$37.2	$18.4
Net new assets ($ billions)[13]	$104.9	$37.1
Loans ($ billions)	$104.9	$82.5
Investment Management
Net revenues	$1,314	$692
AUM ($ billions)[14]	$1,419	$584
Long-term net flows ($ billions)[15]	$16.3	$6.7

Highlights

•	The Firm achieved record net revenues and net income[5] with strong contributions across each of our business segments.

•	The Firm delivered ROTCE of 21.1% or 21.4% excluding the impact of integration-related expenses.[6,7]

•	The Firm expense efficiency ratio was 67% or 66% excluding the impact of integration-related expenses.[7,8]

•	Common Equity Tier 1 capital standardized ratio was 16.8%.

•	The Firm repurchased $2.1 billion of its outstanding common stock.

•
Institutional Securities reported record net revenues[5] up 66% reflecting strength across businesses and geographies on continued strong client engagement and higher volumes in a constructive market environment, notwithstanding losses related to a single client event in the quarter.

•
Wealth Management delivered a pre-tax margin of 26.9% or 27.9% excluding integration-related expenses.[7,9] Results reflect strong levels of client engagement, record net new assets and fee-based flows of $105 billion and $37 billion, respectively, and growth in bank lending.

•
Investment Management results reflect strong asset management fees on AUM of $1.4 trillion, which include the impact of the Eaton Vance acquisition, along with strong positive net flows across all asset classes.

Media Relations: Wesley McDade 212-761-2430	Investor Relations: Sharon Yeshaya 212-761-1632

Institutional Securities

Institutional Securities reported net revenues for the current quarter of $8.6 billion compared with $5.2 billion a year ago. Pre-tax income was $3.4 billion compared with $950 million a year ago.10

Investment Banking revenues up 128% from a year ago:

•	Advisory revenues increased from a year ago on higher completed M&A volumes.

•	Equity underwriting reported record revenues driven by higher volumes in IPOs, blocks and follow-on offerings as issuers and sellers took advantage of the strong market conditions.

•	Fixed income underwriting revenues increased from a year ago on higher non-investment grade bond and loan issuances driven by a favorable market environment characterized by improved credit spreads.

Equity net revenues up 17% from a year ago:

•
Equity net revenues increased from a year ago reflecting strong performance across products and geographies, with notable strength in derivatives, driven by continued client engagement and elevated volumes. The current quarter includes a loss of $644 million related to a credit event for a single prime brokerage client, and $267 million of subsequent trading losses through the end of the quarter related to the same event.

Fixed Income net revenues up 44% from a year ago:

•
Fixed Income net revenues increased significantly from a year ago reflecting strong performance in credit products, which benefitted from robust client activity particularly in securitized products, partially offset by lower revenues in rates and foreign exchange primarily due to more stable bid-offer spreads versus a year ago.

($ millions)	1Q 2021	1Q 2020

Net Revenues[4]	$8,577	$5,178

Investment Banking	$2,613	$1,144
Advisory	$480	$362
Equity underwriting	$1,502	$336
Fixed income underwriting	$631	$446

Equity	$2,875	$2,449
Fixed Income	$2,966	$2,062
Other	$123	$(477)

Provision for credit losses	$(93)	$388

Total Expenses[4]	$5,299	$3,840
Compensation	$3,114	$1,814
Non-compensation	$2,185	$2,026

Other:

•
Other revenues increased from a year ago primarily driven by lower mark-to-market losses on corporate loans held for sale, net of related hedges, and gains on investments associated with certain employee deferred compensation plans, compared with losses on the investments in the prior year quarter.

Provision for credit losses:

•
Provision for credit losses on loans and lending commitments of $(93) million in the current quarter compared with $388 million in the prior year reflects a release in the allowance for credit losses driven by improvements in the outlook for macroeconomic conditions.

Total Expenses:

•	Compensation expense increased from a year ago on higher revenues and increases in the fair value of deferred compensation plan referenced investments.

•	Non-compensation expenses increased from a year ago primarily driven by higher volume related expenses.

Wealth Management

Wealth Management reported net revenues for the current quarter of $6.0 billion compared with $4.1 billion from a year ago.  Pre-tax income of $1.6 billion10 in the current quarter resulted in a reported pre-tax margin of 26.9% or 27.9% excluding the impact of integration-related expenses.7,9  The comparisons of current year results to prior periods were impacted by the acquisition of E*TRADE.

Net revenues increased 47% from a year ago:

•	Asset management revenues increased from a year ago reflecting higher asset levels and record fee-based flows.

•
Transactional revenues[16] increased 40% excluding the impact of mark-to-market gains on investments associated with certain employee deferred compensation plans. Results reflect incremental revenues as a result of the E*TRADE acquisition and strong client activity.

•
Net interest income (NII) increased from a year ago driven by incremental NII as a result of the E*TRADE acquisition, improved mortgage securities prepayment impact and higher bank lending partially offset by the impact of lower rates.

($ millions)	1Q 2021	1Q 2020

Net Revenues[4]	$5,959	$4,056
Asset management	$3,191	$2,680
Transactional[16]	$1,228	$399
Net interest income	$1,385	$896
Other	$155	$81
Provision for credit losses	$(5)	$19
Total Expenses[4]	$4,364	$2,982
Compensation	$3,170	$2,212
Non-compensation	$1,194	$770

Total Expenses:

•
Compensation expense increased from a year ago driven by increases in the fair value of certain deferred compensation plan referenced investments, higher compensable revenues, and incremental compensation as a result of the E*TRADE acquisition.[7]

•	Non-compensation expenses increased from a year ago primarily driven by incremental operating and other expenses as a result of the E*TRADE acquisition.[7]

Investment Management

Investment Management reported net revenues of $1.3 billion compared with $692 million a year ago.  Pre-tax income was $370 million compared with $143 million a year ago.10  The comparisons of current year results to prior periods were impacted by the acquisition of Eaton Vance which closed on March 1, 2021.

Net revenues increased 90% from a year ago:

•
Asset management and related fees increased from a year ago driven by higher AUM on strong performance and positive net flows across all asset classes, as well as incremental revenues as a result of the Eaton Vance acquisition.

•	Performance-based income and other revenues increased from a year ago primarily on higher accrued carried interest in real estate funds.

($ millions)	1Q 2021	1Q 2020

Net Revenues[4]	$1,314	$692
Asset management and related fees	$1,103	$665
Performance-based income and other	$211	$27
Total Expenses	$944	$549
Compensation	$514	$257
Non-compensation	$430	$292

Total Expenses:

•	Compensation expense increased from a year ago on higher asset management revenues and carried interest as well as incremental compensation expenses as a result of the Eaton Vance acquisition.[7]

•	Non-compensation expenses increased from a year ago primarily driven by higher brokerage and clearing costs, and incremental operating and other expenses as a result of the Eaton Vance acquisition.[7]

Other Matters

•
The Firm resumed its Share Repurchase Program in the first quarter of 2021, subject to limitations on distributions from the Federal Reserve. The Firm repurchased $2.1 billion of its outstanding common stock in the quarter.

•	The Board of Directors declared a $0.35 quarterly dividend per share, payable on May 14, 2021 to common shareholders of record on April 30, 2021.

	1Q 2021	1Q 2020
Capital[17]
Standardized Approach
CET1 capital[18]	16.8%	15.7%
Tier 1 capital[18]	18.5%	17.8%
Advanced Approach
CET1 capital[18]	17.3%	15.2%
Tier 1 capital[18]	19.1%	17.3%
Leverage-based capital
Tier 1 leverage[19]	7.5%	8.1%
SLR[20]	6.7%	6.2%
Common Stock Repurchases
Repurchases ($ millions)	$2,135	$1,347
Number of Shares (millions)	28	29
Average Price	$77.47	$46.01
Period End Shares (millions)	1,869	1,576
Tax Rate[21]	22.0%	17.1%

Morgan Stanley is a leading global financial services firm providing a wide range of investment banking, securities, wealth management and investment management services. With offices in more than 41 countries, the Firm’s employees serve clients worldwide including corporations, governments, institutions and individuals. For further information about Morgan Stanley, please visit www.morganstanley.com.

A financial summary follows. Financial, statistical and business-related information, as well as information regarding business and segment trends, is included in the financial supplement. Both the earnings release and the financial supplement are available online in the Investor Relations section at www.morganstanley.com.

NOTICE:

The information provided herein and in the financial supplement, including information provided on the Firm’s earnings conference calls, may include certain non-GAAP financial measures. The definition of such measures or reconciliation of such measures to the comparable U.S. GAAP figures are included in this earnings release and the financial supplement, both of which are available on www.morganstanley.com.

This earnings release may contain forward-looking statements, including the attainment of certain financial and other targets, objectives and goals. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made, which reflect management’s current estimates, projections, expectations, assumptions, interpretations or beliefs and which are subject to risks and uncertainties that may cause actual results to differ materially. For a discussion of risks and uncertainties that may affect the future results of the Firm, please see “Forward-Looking Statements” immediately preceding Part I, Item 1, “Competition” and “Supervision and Regulation” in Part I, Item 1, “Risk Factors” in Part I, Item 1A, “Legal Proceedings” in Part I, Item 3, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part II, Item 7 and “Quantitative and Qualitative Disclosures about Risk” in Part II, Item 7A in the Firm’s Annual Report on Form 10-K for the year ended December 31, 2020 and other items throughout the Form 10-K and the Firm’s Current Reports on Form 8-K, including any amendments thereto.

1 Includes preferred dividends related to the calculation of earnings per share of $138 million and $108 million for the first quarter of 2021 and 2020, respectively.

2 The Firm prepares its Consolidated Financial Statements using accounting principles generally accepted in the United States (U.S. GAAP). From time to time, Morgan Stanley may disclose certain “non-GAAP financial measures” in the course of its earnings releases, earnings conference calls, financial presentations and otherwise. The Securities and Exchange Commission defines a “non-GAAP financial measure” as a numerical measure of historical or future financial performance, financial position, or cash flows that is subject to adjustments that effectively exclude, or include amounts from the most directly comparable measure calculated and presented in accordance with U.S. GAAP. Non-GAAP financial measures disclosed by Morgan Stanley are provided as additional information to analysts, investors and other stakeholders in order to provide them with greater transparency about, or an alternative method for assessing our financial condition, operating results, or capital adequacy. These measures are not in accordance with, or a substitute for U.S. GAAP, and may be different from or inconsistent with non-GAAP financial measures used by other companies. Whenever we refer to a non-GAAP financial measure, we will also generally define it or present the most directly comparable financial measure calculated and presented in accordance with U.S. GAAP, along with a reconciliation of the differences between the non-GAAP financial measure we reference and such comparable U.S. GAAP financial measure.

3 Our earnings releases, earnings conference calls, financial presentations and other communications may also include certain metrics which we believe to be useful to us, analysts, investors, and other stakeholders by providing further transparency about, or an additional means of assessing, our financial condition and operating results.

4 As part of the Firm’s effort to continually improve the transparency and comparability of our external financial reporting, several updates to our financial presentation were implemented in the first quarter of 2021. The presentation changes are as follows:

(i)	The Provision for credit losses for loans and lending commitments is now presented as a separate line in the consolidated income statements.

(ii)
Gains and losses on external economic derivative hedges associated with held-for-sale and held-for-investment corporate loans, which were previously reported in Trading revenues, are now reported within Other revenues in the consolidated income statements.

(iii)
In the Institutional Securities segment, sales and trading net revenues have been reorganized and reported into the following categories, Equity, Fixed Income and Other. In addition, Equity and Fixed Income now include certain Investments and Other revenues to the extent directly attributable to those businesses. The remaining Investments and Other revenues, along with amounts previously disclosed as “Other sales and trading” will be shown as “Other”.

(iv)
In the Investment Management segment, we have renamed the previously disclosed revenue line “Asset management” to “Asset management and related fees” and combined the remaining revenue categories under a new line named “Performance-based income and other”.

The corresponding reclassifications have been made to prior periods to conform to the current presentation. For further information about these changes, see the Firm’s first quarter 2021 financial supplement available online in the Investor Relations section at www.morganstanley.com.

5 Firm and Institutional Securities net revenues and Firm net income applicable to Morgan Stanley represent records for a reported quarterly period after excluding the impact of debt valuation adjustments (DVA), which were previously reflected in net revenues in prior periods, and reflecting the current reporting structure of the Firm (i.e. exclusive of discontinued operations).  Net revenues and net income applicable to Morgan Stanley, excluding the impact of DVA, were non-GAAP financial measures in those prior periods that were reconciled to the comparable GAAP financial measures in the respective quarterly reports filed on Form 10-Q.

6 Return on average tangible common equity and return on average tangible common equity excluding integration-related expenses are non-GAAP financial measures that the Firm considers useful for analysts, investors and other stakeholders to allow comparability of period-to-period operating performance and capital adequacy.  The calculation of return on average tangible common equity represents full year net income or annualized net income applicable for the quarter applicable to Morgan Stanley less preferred dividends as a percentage of average tangible common equity.  Tangible common equity, also a non-GAAP financial measure, represents common equity less goodwill and intangible assets net of allowable mortgage servicing rights deduction.  The calculation of return on average tangible common equity and return on average tangible common equity excluding integration-related expenses are adjusted in both the numerator and the denominator to exclude the integration-related expenses associated with the acquisitions of E*TRADE and Eaton Vance.

7 The Firm’s first quarter results include $75 million of integration-related expenses on a pre-tax basis ($58 million after-tax) as a result of the E*TRADE and Eaton Vance acquisitions.  The integration-related expenses include $33 million in compensation expense and $42 million in non-compensation expense.  Wealth Management and Investment Management integration-related expenses include $30 million and $3 million in compensation expense, respectively, and $34 million and $8 million in non-compensation expense, respectively.

8 The Firm expense efficiency ratio of 67% represents total non-interest expenses as a percentage of net revenues.  The Firm expense efficiency ratio excluding integration-related expenses of 66% represents total non-interest expenses adjusted for integration-related expenses as a percentage of net revenues. The Firm expense efficiency ratio excluding integration-related expenses is a non-GAAP financial measure that the Firm considers useful for analysts, investors and other stakeholders to allow comparability of period-to-period operating performance.

9 Pre-tax margin represents income before taxes divided by net revenues.  Wealth Management pre-tax margin excluding the integration-related expenses represents income before taxes less those expenses divided by net revenues.  Wealth Management pre-tax margin excluding integration-related expenses is a non-GAAP financial measure that the Firm considers useful for analysts, investors and other stakeholders to allow comparability of period-to-period operating performance.

10 Pre-tax income represents income before taxes.

11 Wealth Management fee-based client assets represent the amount of assets in client accounts where the basis of payment for services is a fee calculated on those assets.

12 Wealth Management fee-based asset flows include net new fee-based assets, net account transfers, dividends, interest, and client fees and exclude institutional cash management related activity.

13 Wealth Management net new assets represents client inflows (including dividend and interest) less client outflows (excluding activity from business combinations/divestitures and impact of fees and commissions).

14 AUM is defined as assets under management.

15 Long-term net flows include the Equity, Fixed Income and Alternative and Solutions asset classes and exclude the Liquidity and Overlay Services asset class.

16 Transactional revenues include investment banking, trading, and commissions and fee revenues.  Transactional revenues excluding the impact of mark-to-market gains on investments associated with certain employee deferred compensation plans is a non-GAAP financial measure that the Firm considers useful for analysts, investors and other stakeholders to allow better comparability of period-to-period operating performance and capital adequacy.

17 Capital ratios are estimates as of the press release date, April 16, 2021.

18 CET1 capital is defined as Common Equity Tier 1 capital.  The Firm’s risk-based capital ratios are computed under each of the (i) standardized approaches for calculating credit risk and market risk risk‐weighted assets (RWAs) (the “Standardized Approach”) and (ii) applicable advanced approaches for calculating credit risk, market risk and operational risk RWAs (the “Advanced Approach”).  For information on the calculation of regulatory capital and ratios, and associated regulatory requirements, please refer to "Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources – Regulatory Requirements" in the Firm’s Annual Report on Form 10-K for the year ended December 31, 2020 (2020 Form 10-K).

19 The Tier 1 leverage ratio is a leverage-based capital requirement that measures the Firm’s leverage.  Tier 1 leverage ratio utilizes Tier 1 capital as the numerator and average adjusted assets as the denominator.

20 The Firm’s supplementary leverage ratio (SLR) utilizes a Tier 1 capital numerator of approximately $84.1 billion and $73.9 billion, and supplementary leverage exposure denominator of approximately $1.26 trillion and $1.19 trillion, for the first quarter of 2021 and 2020, respectively.  Based on a Federal Reserve interim final rule in effect until March 31, 2021, our SLR and supplementary leverage exposure as of March 31, 2021 reflect the exclusion of U.S. Treasury securities and deposits at Federal Reserve Banks.  The exclusion of these assets had the effect of increasing our SLR by 0.7% as of March 31, 2021.

21 The income tax consequences related to employee share-based payments are recognized in Provision for income taxes in the consolidated income statement, and may be either a benefit or a provision. The impacts of recognizing excess tax benefits upon conversion of awards are $82 million and $99 million for the first quarter of 2021 and 2020, respectively.

Consolidated Income Statement Information
(unaudited, dollars in millions)

	Quarter Ended			Percentage Change From:
	Mar 31, 2021	Dec 31, 2020	Mar 31, 2020	Dec 31, 2020	Mar 31, 2020
Revenues:
Investment banking	$2,840	$2,435	$1,271	17%	123%
Trading	4,225	3,229	2,801	31%	51%
Investments	318	327	38	(3%)	*
Commissions and fees	1,626	1,352	1,360	20%	20%
Asset management	4,398	3,926	3,417	12%	29%
Other	284	457	(464)	(38%)	*
Total non-interest revenues	13,691	11,726	8,423	17%	63%

Interest income	2,437	2,245	3,503	9%	(30%)
Interest expense	409	374	2,147	9%	(81%)
Net interest	2,028	1,871	1,356	8%	50%
Net revenues	15,719	13,597	9,779	16%	61%

Provision for credit losses	(98)	4	407	*	*

Non-interest expenses:
Compensation and benefits	6,798	5,450	4,283	25%	59%

Non-compensation expenses:
Brokerage, clearing and exchange fees	910	776	740	17%	23%
Information processing and communications	733	697	563	5%	30%
Professional services	624	679	449	(8%)	39%
Occupancy and equipment	405	456	365	(11%)	11%
Marketing and business development	146	161	132	(9%)	11%
Other	857	944	694	(9%)	23%
Total non-compensation expenses	3,675	3,713	2,943	(1%)	25%

Total non-interest expenses	10,473	9,163	7,226	14%	45%

Income before provision for income taxes	5,344	4,430	2,146	21%	149%
Provision for income taxes	1,176	1,018	366	16%	*
Net income	$4,168	$3,412	$1,780	22%	134%
Net income applicable to nonredeemable noncontrolling interests	48	27	82	78%	(41%)
Net income applicable to Morgan Stanley	4,120	3,385	1,698	22%	143%
Preferred stock dividend	138	119	108	16%	28%
Earnings applicable to Morgan Stanley common shareholders	$3,982	$3,266	$1,590	22%	150%

The End Notes are an integral part of this presentation. Refer to the Financial Supplement on pages 14 - 19 for Definition of U.S. GAAP to Non-GAAP Measures, Definitions of Performance
Metrics and Terms, Supplemental Quantitative Details and Calculations, and Legal Notice for additional information.

Consolidated Financial Metrics, Ratios and Statistical Data
(unaudited)

	Quarter Ended			Percentage Change From:
	Mar 31, 2021	Dec 31, 2020	Mar 31, 2020	Dec 31, 2020	Mar 31, 2020

Financial Metrics:

Earnings per basic share	$2.22	$1.84	$1.02	21%	118%
Earnings per diluted share	$2.19	$1.81	$1.01	21%	117%

Return on average common equity	16.9%	14.7%	8.5%
Return on average tangible common equity	21.1%	17.7%	9.7%

Book value per common share	$52.71	$51.13	$49.09
Tangible book value per common share	$38.97	$41.95	$43.28

Excluding integration-related expenses
Adjusted earnings per diluted share	$2.22	$1.92	$1.01	16%	120%
Adjusted return on average common equity	17.1%	15.6%	8.5%
Adjusted return on average tangible common equity	21.4%	18.7%	9.7%

Financial Ratios:

Pre-tax profit margin	34%	33%	22%
Compensation and benefits as a % of net revenues	43%	40%	44%
Non-compensation expenses as a % of net revenues	23%	27%	30%
Firm expense efficiency ratio	67%	67%	74%
Firm expense efficiency ratio excluding integration-related expenses	66%	66%	74%
Effective tax rate	22.0%	23.0%	17.1%

Statistical Data:

Period end common shares outstanding (millions)	1,869	1,810	1,576	3%	19%
Average common shares outstanding (millions)
Basic	1,795	1,774	1,555	1%	15%
Diluted	1,818	1,802	1,573	1%	16%

Worldwide employees	70,975	68,097	60,670	4%	17%

Notes:
‐ The Firm’s first quarter 2021 results include pre-tax integration-related expenses of $75 million ($58 million after‐tax) reported in the Wealth Management and Investment Management business segments. The Firm's fourth quarter 2020 results include pre-tax integration-related expenses of $231 million ($189 million after‐tax) reported in the Wealth Management business segment.

- The End Notes are an integral part of this presentation. Refer to the Financial Supplement on pages 14 - 19 for Definition of U.S. GAAP to Non-GAAP Measures, Definitions of Performance Metrics and Terms, Supplemental Quantitative Details and Calculations, and Legal Notice for additional information.